EXHIBIT 11.1
                             AMERICREDIT CORP.
              STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
             (dollars in thousands, except per share amounts)

                             Three Months            Nine Months
                                Ended                   Ended
                               March 31,               March 31,
                             1995    1994         1995         1994
                             ----    ----         ----         ----
PRIMARY:
Average common shares
  outstanding. . .  . . 28,711,076  29,130,782    28,740,237  29,131,348

Common share equivalents
   resulting from assumed
   exercise of stock
   options and warrants. 1,548,774   3,357,034     1,450,763   3,193,208
                        ----------  ----------    ----------  ----------
Average common shares
  and share equivalents
  outstanding. . . . . .30,259,850  32,487,816    30,191,000  32,324,556
                        ==========  ==========    ==========  ==========
FULLY DILUTED:

Average common shares
  outstanding. . . . . .28,711,076  29,130,782    28,740,237  29,131,348

Common share equivalents
  resulting from assumed
  exercise of stock
  options and warrants.  2,104,612   3,046,636     1,896,961   3,049,434
                        ----------  ----------    ----------  ----------

Average common shares
   and share equivalents
   outstanding . . . .  30,815,688  32,177,418    30,637,198  32,180,782
                        ==========  ==========    ==========  ==========

NET INCOME . . . . . . $     2,650 $     1,210   $     6,543 $     3,679
                        ==========  ===========   ==========  ==========
EARNINGS PER SHARE:

  Primary. . . .. . . .$       .09 $        .04  $       .22 $       .11
                        ==========  ===========   ==========  ==========

  Fully diluted. . .  .$       .09 $        .04  $       .21 $       .11
                        ==========  ===========   ==========  ==========

Primary earnings per share has been computed by dividing net income by the average common shares and share equivalents outstanding. Common share equivalents were computed using the treasury stock method. The average common stock market price for the period was used to determine the number of common share equivalents.


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Fully diluted earnings per share has been computed in the same manner as primary earnings per share except that the higher of the average or end of period common stock market price was used to determine the number of common share equivalents.